Exhibit 5.11

CONSENT OF V. BLANCHET

The undersigned hereby consents to the use of his report “Technical Report on the Essakane Gold Mine Carbon-in-Leach and Heap Leach Feasibility Study, Sahel Region, Burkina Faso, dated January 31, 2020” with an effective date of November 6, 2019, and the information contained in it (not including any information prepared subsequent to January 31, 2020). The undersigned hereby consents to the use of their report, and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

By:	/s/ Vincent Blanchet
Vincent Blanchet, Ing.
Former Geological Engineer
IAMGOLD Corporation

Dated: September 1, 2022